EXHIBIT 99.1
Corporate Media Contact:
Kelley Childrey
Manning Selvage & Lee
323-866-6003
kelley.childrey@mslpr.com
Investor Relations Contact:
Cheryl Monblatt Allen
Artes Medical
858-550-9999
callen@artesmedical.com
DOUGLAS ABEL JOINS ARTES MEDICAL’S BOARD OF DIRECTORS
     SAN DIEGO, CA — May 29, 2008 — Artes Medical, Inc. (Nasdaq: ARTE), a medical technology company whose product ArteFill® is the first and only FDA-approved non-resorbable injectable dermal filler for the correction of nasolabial fold or “smile line” wrinkles, today announced that Douglas Abel, Chief Executive Officer and President of Manhattan Pharmaceuticals, Inc., has joined its Board of Directors. Mr. Abel previously served as Vice President of the Dermatology Business Unit of Biogen Idec, Inc. He also formerly served as Director of Marketing, Botox®, at Allergan, Inc. and prior to that, as a Senior Product Manager in Allergan’s skin care division.
     “With the initial physician-driven phase of ArteFill market launch completed, as well as the expansion of our sales force and consumer driven marketing activities well under way, we look forward to working with Doug Abel, who has more than 20 years of product development and marketing experience in the aesthetic cosmetics and medical dermatology industry. We believe Doug will be a tremendous asset to Artes Medical as we continue to market ArteFill as a highly differentiated first-in-class non-resorbable dermal filler that provides truly long-lasting results for the correction of facial wrinkles,” said Christopher J. Reinhard, Executive Chairman of Artes Medical.
About Artes Medical, Inc.
     Artes Medical is a medical technology company focused on developing, manufacturing and commercializing a new category of aesthetic injectable products for the dermatology and plastic surgery markets. The Company’s initial product, ArteFill, is being marketed to men and women as a treatment option for the correction of nasolabial folds. Additional information about Artes Medical and ArteFill is available at www.artesmedical.com and www.artefill.com.
Forward-Looking Statements
     This news release contains forward-looking statements that are based on the Company’s current beliefs and assumptions and on information currently available to its management. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. As a result of these risks, uncertainties and other factors, which include the Company’s history of net losses, its ability to timely raise additional funds to support its operations, its ability to manage its operating expenses, its reliance on its sole FDA-approved product, ArteFill, its limited experience in commercializing ArteFill, its future receipt of FDA approval to extend the efficacy period of ArteFill beyond six months and eliminate the skin test requirement, and the risk that the Company’s revenue projections may prove incorrect because of unexpected difficulty in generating sales and market acceptance of ArteFill, readers are cautioned not to place undue reliance on any forward-looking statements included in this press release. A more extensive set of risks and uncertainties is set forth in the Company’s SEC filings available at www.sec.gov. These forward-looking statements represent beliefs and assumptions only as of the date of this news release, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.
     Artes Medical® and ArteFill® are registered trademarks of Artes Medical, Inc. All other trademarks referred to in this press release are the property of their respective owners.
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